Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Wayne Rancourt Office 208-384-6073	Media Contact Lisa Chapman Office 208-384-6552

For Immediate Release: October 16, 2020
Boise Cascade Company Announces WARN Act Notice at Elgin Plywood Facility
BOISE, Idaho - Boise Cascade Company (“Boise Cascade”, the “Company” or “we”) (NYSE: BCC) today issued a WARN Act notice to its Elgin, Oregon employees. The Company issued the notice in order to ensure that all employees are aware it is possible the mill will have to reduce production levels beginning on or about January 1, 2021. The Elgin facility currently produces approximately 10% of the Company’s dry veneer production, the majority of which is sold as plywood and represents approximately 16% of Boise Cascade’s plywood sales.

While the demand and pricing for plywood has been favorable during 2020 and the Elgin operation was profitable during the second and third quarters, the Company’s ongoing ability to use its waste and storm water has been modified by the Oregon Department of Environmental Quality (ODEQ). The new permit constraints create uncertainty around the future operations at the site. Boise Cascade has significantly reduced its purchases of logs for the Elgin operation considering the uncertainty created by the change in environmental constraints and possible curtailment. At the current time, the Company does not expect to have enough logs available to operate throughout the entire winter even if the open concerns with ODEQ are favorably resolved before the end of the year.

The Company will continue to evaluate plywood market conditions, log supply availability, operating costs, environmental permits, and other factors influencing the long-term viability of the Elgin plywood operation as the situation warrants.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission and include, but are not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of

COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.